Exhibit 99

FOR IMMEDIATE RELEASE
DATE: March 27, 2006

CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

PAUL K. HUNTSMAN NAMED CFO OF HERITAGE FINANCIAL

CORPORATION SUCCEEDING RETIRING EDWARD D. CAMERON

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA)-Olympia, WA, March 27, 2006–Heritage Financial Corporation Chairman and Chief Executive Officer Donald V. Rhodes today announced that the company has named Paul K. Huntsman as Senior Vice President and Chief Financial Officer of both the company and its Heritage Bank and Central Valley Bank subsidiaries effective May 1, 2006 replacing Edward D. Cameron who has expressed his desire to retire effective that same date.

Mr. Rhodes stated “While we will miss Ed who has been a significant part of our company since 1999, we feel fortunate in our ability to replace him with an individual of the caliber of Paul Huntsman. Paul comes to us with 15 years of commercial banking experience including 11 years with US Bank and most recently as Vice President and Treasurer of Banner Bank.”

Heritage Financial Corporation is a $750 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston and Mason Counties in the South Puget Sound region of Washington through its thirteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWa.com. Additional information about Heritage Financial Corporation is available on its Internet website www.HF-WA.com.